EXHIBIT 3.2.31

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

WEST TRANSACTION SERVICES II, LLC

THIS AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of WEST TRANSACTION SERVICES II, LLC, a Delaware limited liability company (the “Company”), is adopted as of December 31, 2004 (the “Effective Date”), by the sole member of the Company, West Corporation (the “Member”).

WHEREAS, the Member is party to that certain Limited Liability Company Agreement of the Company, dated as of November 15, 2004 (the “Agreement”); and

WHEREAS, the Member desires to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, the Member agrees as follows:

1. As of the Effective Date, Section 5.1 of the Agreement shall be amended and restated in its entirety to read as follows:

5.1 Tax Returns and Elections. If the Member so desires, it may at its sole discretion cause the Managers to take such steps, if any, to cause the Company to be disregarded as an entity separate from the Member for federal income tax purposes pursuant to Treasury Regulation 301.7701-3 and any corresponding state law provision. If the Company is required to file a federal and/or state income tax return, the Member shall prepare, or cause to be prepared, a federal and/or state income tax return for the Company; and, in connection therewith, make any appropriate or necessary elections, including elections with respect to the useful lives of the properties of the Company and the rates of depreciation or cost recovery on such properties.

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IN WITNESS WHEREOF, the Member has duly executed this Amendment effective as of the date first written above.

WEST CORPORATION

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

LIMITED LIABILITY COMPANY AGREEMENT

OF

WEST TRANSACTION SERVICES II, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), is made as of November 15, 2004 by West Corporation, a Delaware corporation and the sole Member of West Transaction Services II, LLC (the “Company”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article 2 of this Agreement.

Article 1. Organization

1.1 Formation of the Company; Term. The Company has been formed as a limited liability company pursuant to the Act by the execution and filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member shall carry on the business of the Company in accordance with the provisions of the Act and subject to the terms of this Agreement. Unless sooner dissolved and liquidated by action of the Member, the Company is to continue in perpetuity.

1.2 Name. The name of the Company is: “West Transaction Services II, LLC”.

1.3 Purpose of the Company; Business. The Company is formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

1.4 Principal Place of Business; Registered Agent. The principal place of business of the Company shall be located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and the name and address of the Company’s registered agent in the State of Delaware shall be The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The Company may change its principal place of business and registered agent and may establish any other places of business as the Manager may from time to time designate.

Article 2. Definitions

“Act” means the Delaware Limited Liability Company Act, as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

“Agreement” means this Agreement as amended from time to time.

“Company” means West Transactions Services II, LLC.

“Fiscal Year” means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on December 31.

“Member” means West Corporation.

“Person” or “person” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company, or other entity resulting firm any form of association.

Article 3. Capitalization; Economics

3.1 Capital. The Member may, but shall not be obligated to, make capital contributions to the Company. The Company is to finance its operations independently of the Member and without its financial support.

3.2 Capital Accounts; Allocations; Books of Record. All items of income, gain, loss and deduction shall be allocated to the Member. The Member or its designee will keep a record of the Member’s capital contributions to the Company, the Company’s income, gains, losses and deductions, and its distributions to the Member.

3.3 Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

3.4 Distributions. The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess of the sum of (1) amounts required to pay or make provision for all Company expenses, plus (2) all reserves that the Member considers necessary or appropriate. To the extent that the Member reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities that are not yet due and payable, the Company is not required to establish reserves or make other provisions to satisfy those liabilities before making distributions to the Member.

Article 4. Management

4.1 Management by Managers. The Company shall be managed by the Managers. Paul M. Mendlik, Nancee R. Berger and Steven M. Stangl are hereby designated as the initial Managers of the Company and each shall continue to serve as a Manager until the earlier of his or her retirement, death or removal or replacement by the Member.

4.2 Authority of the Managers. The Managers shall have all the power and authority to manage and direct the management of, the business and affairs of the Company both ordinary and extraordinary.

Article 5. General

5.1 Tax Returns and Elections. The Member shall, and the Managers are hereby directed to, take such steps, if any, as may be necessary to cause the Company to be disregarded as an entity separate from the Member for federal income tax purposes pursuant to Treasury Regulation 301.7701-3 and any corresponding state law provision. If the Company is required to file a federal and/or state income tax return, the Member shall prepare, or cause to be prepared, a federal and/or state income tax return for the Company; and, in connection therewith, make any appropriate or necessary elections, including elections with respect to the useful lives of the properties of the Company and the rates of depreciation or cost recovery on such properties.

5.2 Dissolution and Liquidation. No event that would cause a dissolution of a limited liability company under the Act will cause a dissolution of the Company. If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Member.

5.3 Amendment. This Agreement may be amended by the sole Member by a writing that refers to this Agreement.

5.4 New Members. New members of the Company may be admitted by the Member at any time. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Member.

5.5 Limited Liability of the Member. The Member in its capacity as a member of the Company shall not be liable for any debts, obligations or liabilities of the Company.

5.6 Governing Law. This agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

5.7 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

WEST CORPORATION

/s/ Paul M Mendlik
Name:	Paul M Mendlik
Title:	Chief Financial Officer and Treasurer